Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Increases Distribution and
Announces Initial Conversion of NSP Units
HOUSTON, October 20, 2005 — Natural Resource Partners L.P. (NYSE: NRP) and (NYSE:NSP) today announced that the Board of Directors of its general partner has declared a third quarter 2005 distribution of $0.7375 per unit for both NRP and NSP, an increase of $0.025 in its quarterly distribution. This equates to an annualized distribution of $2.95 per unit. The distribution will be paid on November 14, 2005 to unitholders of record on November 1, 2005. This makes the ninth consecutive quarter that the partnership has increased its distribution and represents a 16% increase over the third quarter distribution last year.
In conjunction with the payment of the third quarter distribution, the partnership also announced that effective at the close of business on November 14, 2005, as expected, there will be a mandatory and automatic conversion of 25% of the subordinated units traded under the ticker symbol NSP into common units traded under the ticker symbol NRP. Provided all terms of the conversion set forth in the partnership agreement have been met, another 25% of the NSP units will convert into NRP units in mid-November 2006 and the remaining 50% will convert in mid-November 2007. For further information regarding the differences between “NRP” and “NSP” units, please visit our website http://www.nrplp.com/index.cfm/MenuItemID/461.htm.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
05-16
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